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                                                                   EXHIBIT 10.2
 RADYNE TERMSHEET

1. Period of the agreement is from the date of signature by all parties until the earlier of June 30, 2000 or the third vesting milestone is achieved. Initial agreement is between Radyne, and R.C. Fitting and S.W. Eymann. Fitting and Eymann represent and warrant that they are unencumbered by any previous agreements or the like and are available to fulfill fulltime the terms of this agreement.

2. Fitting and Eymann to be employees and officers of Radyne initially. Fitting to be President and Eymann to be Executive Vice President. If ETS and Radyne Corp. merge forming NUCO, Eymann and Fitting will retain the titles in the Radyne subsidiary or division (NEW RADYNE). Salaries to be set by employer BOD. Initial salaries not including stock incentives for both Fitting and Eymann will be $80,000.00 annually each.

3. The incentive plan for Fitting, Eymann, and the key employees they attract (the team) is an agreement for Radyne to allocate 10% of the common stock of Radyne (The Pool) in an ISO Plan to vest upon Radyne achieving certain milestones (Vesting) set forth in the Radyne Milestone Letter. Fitting and Eymann to each be allocated 3.5% of the Radyne option stock and the remaining to be allocated to other team members as they are hired. At the end of the term of the agreement, all unallocated option shares, with the exception of option shares that would not have vested because of not reaching milestones, will be distributed to the then current employees and holders of the option shares prorated in accordance to their earned option shares. It is recognized that the above ISO Plan requires Radyne shareholder approval and ETS agrees to vote in favor of the Plan.

4. If any employee other than Fitting and Eymann participating in the ISO Plan terminate their employment for any reason (including death or disability), the employee will keep all option shares that have vested and the unvested allocated option shares will return to the pool.

    If Fitting and Eymann involuntarily terminate their employment (except for cause) before the earlier of the term of this agreement or the third milestone (maximum pretax profit goal) is achieved, they will keep one-hundred percent (100%) of all option shares that have vested at the time of termination. If Fitting and Eymann voluntarily terminate before the earlier of the term of this agreement or the third milestone is achieved, then only seventy-five percent (75%) of any option shares that have vested will be exercisable and the remaining twenty-five percent (25%) is forfeited. Therefore, when Fitting and Eymann achieve a vesting milestone, only seventy-five percent (75%) of the allocation for achieving that milestone can be exercisable. The remaining twenty-five percent (25%) of the allocation will become exercisable if Fitting and Eymann have not voluntarily terminated their employment


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    before achieving the earlier of the term of this agreement or the third milestone is achieved.

    Fitting and Eymann will execute a non-compete covenant within thirty (30) days of signing this agreement. The non-compete covenant will terminate if Fitting and Eymann are involuntarily terminated (except for cause); otherwise, the covenant will expire two (2) years after date of voluntary termination.

5. In the event of the stock being subdivided, split, etc., the pool shares will be adjusted to maintain the 10%. If a merger with ETS, the Radyne options will be exchanged for the greater of 5.5% of NUCO (the combined companies) options or the fairness opinion.

6. All products and services transferred between Radyne and ETS will be charged at a price of Cost of Sales (including overhead and fringe) plus an agreed upon margin to be mutually established and in accordance with law.

7. In the event of change of control of Radyne defined as the company being sold or acquired but not including the merger of ETS with Radyne, all ISO Plan option shares will continue to vest in accordance with the Plan.

8. If ETS and Radyne Corp. merge forming NUCO, Fitting and Eymann will purchase up to $400,000.00 of NUCO stock at a price based upon the fairness opinion.



/s/ ROBERT A. GRIMES                   Date:     February 1, 1995
_______________________
Robert A. Grimes
Chairman of the Board,
Radyne Corporation




/s/ ROBERT C. FITTING                  Date:     February 1, 1995
_______________________
Robert C. Fitting



/s/ STEVEN W. EYMANN                   Date:     February 1, 1995
_______________________
Steven W. Eymann